Exhibit 10.8

February 14, 2008

Stephen F. Reeves
c/o The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland  21286

Dear Steve:

The Black & Decker Corporation (the “Corporation”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.  The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation, although no such change is now contemplated.

In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (this “Agreement”) in the event of a “Change in Control of the Corporation” (as defined in Section 2) under the circumstances described below.

1.           Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2013; provided, however, that if a Change in Control of the Corporation shall have occurred prior to December 31, 2013, this Agreement shall continue in effect for a period of 36 months beyond the month in which the Change in Control of the Corporation occurred, at which time this Agreement shall terminate.  Notwithstanding the foregoing, and provided no Change in Control of the Corporation shall have occurred, this Agreement shall automatically terminate upon the earlier to occur of (a) your termination of employment with the Corporation, or (b) the Corporation’s giving you notice of termination of this Agreement, regardless of the effective date of such termination.

2.           Change in Control.  No benefits shall be payable under this Agreement unless there shall have been a Change in Control of the Corporation.  For purposes of this Agreement, a “Change in Control of the Corporation” shall mean a change in control of a nature that would be

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February 14, 2008

required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; (B) during any period of two consecutive years, individuals who at the beginning of that period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board; (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation; or (D) the stockholders of the Corporation approve a merger, share exchange or consolidation of the Corporation with any other corporation or entity, other than a merger, share exchange or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Corporation or the surviving entity outstanding immediately after the merger, share exchange or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

3.           Vesting of Stock Options.  Upon a Change in Control of the Corporation, you shall fully vest in all outstanding stock options granted to you under the Corporation’s stock option plans.  Each stock option shall continue to be exercisable for the term of that stock option. In accordance with the terms of the Corporation’s restricted stock plans, all shares of restricted stock held by you shall become fully vested and no longer subject to forfeiture upon the occurrence of a Change in Control of the Corporation.

4.           Termination Following Change in Control of the Corporation.  If a Change in Control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Section 5.2 upon the subsequent termination of your employment during the term of this Agreement unless the termination is (A) because of your death or Disability (as defined in Section 4.1), (B) by the Corporation for Cause (as defined in Section 4.2), or (C) by you other than for Good Reason (as defined in Section 4.3).

Stephen F. Reeves
February 14, 2008

4.1           Disability.  If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six consecutive months and, within 30 days after a Notice of Termination (as defined in Section 4.4) is given to you, shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.”

4.2           Cause.  Termination by the Corporation of your employment for “Cause” shall mean termination upon (a) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by you of a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise.  For purposes of this Section 4.2, no act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (a) or (b) of the first sentence of this Section 4.2 and specifying the particulars thereof in detail.

4.3           Good Reason.  You shall be entitled to terminate your employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of the Corporation of any of the following circumstances unless the circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a)           the assignment to you of any duties inconsistent with your current status as an executive of the Corporation or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control of the Corporation;

(b)           a reduction by the Corporation in your annual base salary as in effect on the date of this Agreement or any subsequently established higher annual base salary, except for across-the-board salary reductions similarly affecting all senior executives of the Corporation and all senior executives of any person in control of the Corporation;

(c)           your relocation to a location not within 25 miles of your office or job location immediately prior to the Change in Control of the Corporation, except for

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February 14, 2008

required travel on the Corporation’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control of the Corporation;

(d)           the failure by the Corporation, without your consent, to pay to you any portion of your compensation to which you are entitled when such compensation is due;

(e)           the failure by the Corporation to continue in effect any compensation plan in which you participated immediately prior to the Change in Control of the Corporation that is material to your total compensation, including but not limited to the Corporation’s (i) Executive Annual Incentive Plan (“EAIP”), Annual Incentive Plan (“AIP”) or other comparable annual compensation plan, (ii) stock option and restricted stock plans, and (iii) 2008 Executive Long-Term Incentive/Retention Plan or other comparable medium- or long-term compensation plan, or any substitute plan or plans adopted prior to the Change in Control of the Corporation; unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan and the equitable arrangement provides substantially equivalent benefits not materially less favorable to you (both in terms of the amount of benefits provided and the level of your participation relative to other participants), or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable (both in terms of the amount of benefits provided and the level of your participation relative to other participants) than those you enjoyed immediately prior to the Change in Control of the Corporation;

(f)           the failure by the Corporation to continue in effect any material benefit available to you immediately prior to the Change in Control of the Corporation, including without limitation (i) the failure to provide to you benefits substantially similar to those enjoyed by you under any of the Corporation’s retirement, savings, life insurance, medical, dental, health and accident, or disability plans in which you were participating at the time of the Change in Control of the Corporation, (ii) the failure to continue to provide to you any material perquisite provided to you at the time of the Change in Control of the Corporation, (iii) the failure by the Corporation to provide to you the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect at the time of the Change in Control of the Corporation, or (iii) the taking of any action by the Corporation that would directly or indirectly materially reduce any of these benefits or deprive you of any material benefit or perquisite enjoyed by you at the time of the Change in Control of the Corporation;

(g)           the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7.1; or

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February 14, 2008

(h)           any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.4 (and, if applicable, the requirements of Section 4.2), which purported termination shall not be effective for purposes of this Agreement.

Your rights to terminate your employment pursuant to this Section 4.3 shall not be affected by your incapacity due to physical or mental illness.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Section 4.3.

4.4           Notice of Termination.  Any purported termination of your employment by the Corporation for Cause or Disability or by you for Good Reason shall be communicated by written Notice of Termination to the other party in accordance with Section 8.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

4.5           Date of Termination.  Subject to the following sentence, “Date of Termination” shall mean (a) if your employment is terminated by your death, the date of your death; (b) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during the 30-day period); and (c) if your employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination.  For purposes of clause (c) in the immediately preceding sentence, the date specified in the Notice of Termination shall not be less than 30 days from the date the Notice of Termination is given, except in the case of a termination pursuant to Section 4.3 such date shall not be less than 15 nor more than 60 days from the date that the Notice of Termination is given.  If the party receiving the Notice of Termination notifies the other party within 15 days of receiving the Notice of Termination or, if later, prior to the Date of Termination (as determined without regard to this sentence) that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected).  The Date of Termination shall be extended by a notice of dispute only if the notice is given in good faith and the party giving the notice pursues the resolution of the dispute with reasonable diligence.  Notwithstanding the pendency of the dispute, the Corporation will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 4.5.  Amounts paid under this Section 4.5 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

Stephen F. Reeves
February 14, 2008

5.           Compensation Upon Termination.  Upon termination of your employment following a Change in Control of the Corporation, you shall be entitled to the following benefits:

5.1           Termination for Cause or Without Good Reason or upon Disability or Death.  If your employment shall be terminated by your death, by the Corporation for Cause or Disability, or by you without Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time of your death or Notice of Termination is given, as the case may be, plus all other amounts to which you are entitled under any retirement, insurance and other compensation programs of the Corporation at the time the payments are due, and the Corporation shall have no further obligations to you under this Agreement.

5.2           Termination Without Cause or Disability or for Good Reason.  If your employment by the Corporation shall be terminated (A) by the Corporation other than for Cause or Disability or (B) by you for Good Reason, then you shall be entitled to the benefits provided below:

(a)           The Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation, at the time those payments are due, except as otherwise provided below.

(b)           In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you a lump sum severance payment (the “Severance Payment”) in an amount equal to three times the sum of your (1) annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination, (2) Maximum Participant Award (as defined below); plus (3) the LTP Amount (as defined below).

“Maximum Participant Award” means the maximum award that could be payable to you under the terms of the EAIP (if you were a participant in the EAIP immediately prior to the occurrence of the circumstances giving rise to the Notice of Termination), the AIP (if you were a participant in the AIP immediately prior to the occurrence of the circumstances giving rise to the Notice of Termination), or other comparable or substitute annual compensation plan for the year in which the Date of Termination occurs, determined as if you remained a participant until the end of the year and all performance goals for that year that would entitle you to a maximum payment were met or exceeded.  “LTP Amount” means an amount equal to 60% of your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination, as such amount is adjusted (i) upward proportionately to the extent the closing sale price per share of the Corporation’s common stock as finally reported by the New York Stock Exchange on the trading date immediately prior to the Date of Termination (the “Stock Price Measure”) exceeds the average daily closing sale price of the Corporation’s common stock as finally reported by the New York Stock Exchange during the first quarter of 2008 (the “Stock

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February 14, 2008

Base Amount”) or (ii) downward proportionately to the extent the Stock Price Measure is less  than the Stock Base Amount.

(c)           The Corporation shall also pay to you all legal fees and expenses incurred by you as a result of the termination (including all legal fees and expenses, if any, incurred in contesting or disputing the termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code (the “Code”) to any payment or benefit provided under this Agreement).

(d)           The Severance Payment plus interest shall be made on the date that is six months and one day following your “separation from service” as defined in Section 409A of the Code and the regulations promulgated thereunder.  The Severance Payment shall bear interest at an annualized rate of 4.5% from and after your “separation from service” until paid pursuant to this Section 5.2(d).

5.3           Additional Benefits.  If your employment shall be terminated (a) by the Corporation other than for Cause or Disability or (b) by you for Good Reason, then for a 36-month period after such termination, the Corporation shall arrange to provide to you life, disability, accident, medical, dental and health insurance benefits substantially similar to those that you are receiving immediately prior to the Notice of Termination.  Benefits otherwise receivable by you pursuant to this Section 5.3 shall be reduced to the extent comparable benefits are actually received by you from another employer during the 36-month period following your termination, and any such benefits actually received by you shall be reported to the Corporation.

5.4           Mitigation.  You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  The Corporation shall not be entitled to set off against the amount of any payment or benefit provided for in this Agreement any amounts owed to the Corporation by you, any compensation earned by you as the result of employment by another employer, or any retirement benefits to which you may be entitled under the Corporation’s retirement or savings plans.

5.5           Other Compensation and Benefit Plans.  In addition to all other amounts payable to you under this Section 5, you shall be entitled to receive all compensation, retirement benefits and any other benefits payable to you under any plan or arrangement sponsored by the Corporation or any of its subsidiaries in accordance with the terms of such plans or arrangements, and, except as otherwise provided in this Agreement, the amounts payable under this Agreement shall not in any way affect, diminish, or impair any compensation or benefits payable to you under such plans or arrangements.

6.           Gross-Up Payment.

6.1           Calculation of Gross-Up Payment.  If the Severance Payment or any other portion of the Total Payments (as defined below) will be subject to the tax imposed by Section

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4999 of the Code (the “Excise Tax”), the Corporation shall pay to you at the time specified in Section 6.2 an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payment and such other Total Payments and any federal and state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payment and such other Total Payments.  For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by you in connection with a Change in Control of the Corporation or your termination of employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, its successors, any person whose actions result in a Change in Control of the Corporation or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change in Control of the Corporation, will become affiliated) with the Corporation within the meaning of Section 1504 of the Code) (together with the Severance Payment, the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation and acceptable to you (“Tax Counsel”) the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code either to the extent such reasonable compensation is in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  If the Excise Tax is subsequently determined to be less than the amount taken into account under this Section 6.1 at the time of payment of the Gross-Up Payment, you shall repay to the Corporation at the time that the amount of such reduction in the Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code.  If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of payment of the Gross-Up Payment (including by reason of any payment resulting from the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties, and professional fees

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 incurred by you with respect to such excess, including all such taxes with respect to such additional amount) at the time that the amount of such excess is finally determined.

6.2           Payment of Gross-Up Payments.  The payments provided for in Section 6.1 shall be made on the date that is six months and one day following your “separation of service” as defined in Section 409A of the Code and the regulations promulgated thereunder.

7.           Successors; Binding Agreement.

7.1           Successors.  The Corporation will require any successor to all or substantially all of the business or assets of the Corporation (whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if the succession had not taken place.  Failure of the Corporation to obtain the assumption and agreement prior to the effectiveness of the succession shall be a breach of this Agreement and shall entitle you to terminate your employment for Good Reason following a Change in Control of the Corporation.  As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business or assets as described above that assumes and agrees to perform this Agreement by operation of law or otherwise.

7.2           Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, and legatees. Any amount payable to you under this Agreement at the time of your death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your legatee or other designee or, if there is no such designee, to your estate.

7.3           Employment by a Subsidiary.  If you are employed by a subsidiary of the Corporation, wherever in this Agreement reference is made to the “Corporation,” unless the context otherwise requires, the reference shall also include the subsidiary.  The Corporation shall cause the subsidiary to carry out the terms of this Agreement insofar as they relate to the employment relationship between you and the subsidiary, and the Corporation shall indemnify you and save you harmless from and against all liability and damage that you may suffer as a consequence of the subsidiary’s failure to perform and carry out such terms.  Wherever reference is made to any benefit program of the Corporation, the reference shall include, where appropriate, the corresponding benefit program of the subsidiary if you were a participant in the benefit program on the date a Change in Control of the Corporation has occurred.

8.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid.  All notices to the Corporation shall be sent to the Corporation at 701 East Joppa Road, Towson, Maryland  21286 and directed to the attention of the Board with a copy to the Secretary of the Corporation and to you at your address listed on the Corporation’s payroll, or to such other

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address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing and signed by you and an officer of the Corporation specifically designated by the Board.  No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement constitutes the entire agreement between the parties hereto in respect of the matters set forth herein, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are superseded and cancelled by this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland, without regard to its principles of conflicts of laws.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Corporation under Sections 5 and 6 shall survive the expiration of the term of this Agreement, provided that the Date of Termination occurred prior to such expiration.

10.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Maryland, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.           Section Headings.  The Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.  All references to Sections in this Agreement are to Sections of this Agreement.

Stephen F. Reeves
February 14, 2008

If you agree to the terms of this letter, please sign and return to the Corporation the enclosed copy which will then constitute our agreement on this subject.

Sincerely,

THE BLACK & DECKER CORPORATION

By: /S/ NOLAN D. ARCHIBALD
Nolan D. Archibald, Chairman

Agreed to as of the 14th day of February, 2008

/S/ STEPHEN F. REEVES
Stephen F. Reeves